EX-99.(4)

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is adopted as of this 6th day of April, 2018 by and among:  (i) each of the Guggenheim and Rydex open-end registered investment companies identified as a Target Entity on Exhibit A hereto (each a "Target Entity"), separately, on behalf of its respective series identified on Exhibit A hereto (each a "Target Fund"); and (ii) each of the Invesco PowerShares open-end registered investment companies identified as an Acquiring Entity on Exhibit A hereto (each an "Acquiring Entity"), separately, on behalf of its respective series identified on Exhibit A hereto (each an "Acquiring Fund"). Security Investors, LLC ("Security Investors"), Guggenheim Funds Investment Advisors, LLC ("GFIA") and Guggenheim Partners Investment Management, LLC ("GPIM")  join this Agreement solely for purposes of Sections 1.2(f), 5.1(a), 5.1(e), 9.2, 14 and 16.3. Invesco PowerShares Capital Management LLC ("IPCM") joins this agreement solely for purposes of Sections 1.2(f), 5.1(a), 9.2, 14, and 16.3.
WHEREAS, the parties hereto intend for each Acquiring Fund and the corresponding Target Fund (as set forth in Exhibit A hereto) to enter into a transaction pursuant to which: (i) the Acquiring Fund will acquire the Assets and Liabilities (as each such term is defined in Section 1.2) of the Target Fund in exchange for shares of the corresponding Acquiring Fund of equal value to the net assets of the Target Fund being acquired, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (each such transaction, a "Reorganization" and collectively, the "Reorganizations").  Each Acquiring Fund is, and will be immediately prior to Closing (defined in Section 3.1), a shell series, without assets (other than seed capital) or liabilities, created for the purpose of acquiring the Assets and Liabilities (each as defined in Section 1.2) of the Target Fund;
WHEREAS, each Target Entity and each Acquiring Entity is an open-end, registered investment company of the management type; and
WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization and liquidation with respect to each Reorganization within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended ("Code").
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1.       DESCRIPTION OF THE REORGANIZATIONS
1.1.       It is the intention of the parties hereto that each Reorganization described herein shall be conducted separately of the others, and a party that is not a party to a Reorganization shall incur no obligations, duties or liabilities with respect to such Reorganization by reason of being a party to this Agreement. If any one or more Reorganizations should fail to be consummated, such failure shall not affect the other Reorganizations in any way.

1.2.       Provided that all conditions precedent to a Reorganization set forth herein have been satisfied or, to the extent legally permissible, waived as of the Closing Time (defined in Section 3.1), and based on the representations and warranties each party provides to the others, each Target Entity and its corresponding Acquiring Entity agree to take the following steps with respect to their Reorganization(s), the parties to which are set forth in Exhibit A:
(a)       The Target Fund shall transfer all of its Assets, as defined and set forth in Section 1.2(b), to the Acquiring Fund, and the Acquiring Fund in exchange therefor shall assume the Liabilities, as defined and set forth in Section 1.2(c), and deliver to the Target Fund the number of Acquiring Fund shares, plus cash in lieu of fractional shares, all as determined in the manner set forth in Section 2.
(b)       The assets of the Target Fund to be transferred to the Acquiring Fund shall consist of all assets and property, including, without limitation, all rights, cash, securities, commodities and futures interests, forwards, swaps and other financial instruments, claims (whether absolute or contingent, known or unknown, accrued or unaccrued and including, without limitation, any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries), receivables (including dividends, interest, principal, subscriptions and other receivables), goodwill and other intangible property, and choses in action, copies of all books and records belonging to the Target Fund (including all books and records required to be maintained under the Investment Company Act of 1940, as amended (the "1940 Act")), any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing Time, and all interests, rights, privileges and powers, other than the Target Fund's rights under this Agreement on the Valuation Date as defined in Section 2.1(a) (collectively, "Assets"), but excluding (i) the estimated costs of extinguishing any Excluded Liability (as defined in Section 1.2(c))and (ii) any service agreements to which the Target Fund is a party (collectively, "Excluded Assets"). The Assets of the Target Fund shall be delivered to the Acquiring Fund free and clear of all liens, encumbrances, hypothecations and claims whatsoever, and there shall be no restrictions on the full transfer thereof.  For the avoidance of doubt, any Excluded Assets shall remain the property of the Target Fund and Acquiring Fund shall have no rights thereunder.
(c)       The Acquiring Fund shall assume only those liabilities, expenses, costs, charges and reserves reflected on the Statement of Assets and Liabilities of the Target Fund prepared on behalf of the Target Fund, as of the Valuation Date, in accordance with accounting principles generally accepted in the United States of America ("GAAP") consistently applied from the prior audited period,  (collectively, "Liabilities").  For the avoidance of doubt, the Acquiring Fund shall assume only those Liabilities reflected in such Statement of Assets and Liabilities of the Target Fund and shall not assume any other liabilities, whether absolute or contingent, known or unknown, accrued or unaccrued, all of which shall remain the obligation of the Target Fund, including any Liabilities related to or arising from the Excluded Assets (collectively, the "Excluded Liabilities"), which, for the avoidance of doubt, shall include those Excluded Liabilities set forth in Schedule 1.2(c). The Target Fund will use its reasonable best efforts to discharge all known Liabilities prior to or at the Valuation Date (as defined in Section 2.1(a)) to the extent permissible and consistent with its own investment objectives and policies.  The Assets minus the Liabilities of a Target Fund shall be referred to herein as the Target Fund's "Net Assets." Notwithstanding anything contained herein to the contrary, the Excluded Liabilities are not, and shall not be, assumed by the Acquiring Fund, and all Excluded Liabilities shall remain the liabilities of the Target Fund.
(d)       As soon as is reasonably practicable after the Closing, the Target Fund will distribute to its shareholders of record ("Target Fund Shareholders") the shares of the Acquiring Fund received by the Target Fund pursuant to Section 1.2(a), as set forth in Exhibit A, on a pro rata basis, and without further notice the outstanding shares of the Target Fund will be redeemed and cancelled as permitted by its Governing Documents (as defined in Section 4.1) and applicable law, and the Target Fund will as promptly as practicable completely liquidate and dissolve as permitted by its Governing Documents and applicable law.  Such distribution to the Target Fund Shareholders and liquidation of  the Target Fund will be accomplished by the transfer of the Acquiring Fund's shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Target Fund Shareholders.  The aggregate net asset value of the Acquiring Fund's shares to be so credited to the corresponding Target Fund Shareholders shall be equal to the aggregate net asset value of the corresponding Target Fund's shares owned by the Target Fund Shareholders on the Valuation Date, plus cash in lieu of fractional shares.  The Acquiring Fund shall not issue certificates representing shares in connection with such exchange.
(e)       Ownership of the Acquiring Fund's shares will be shown on its books, as such are maintained by the Acquiring Fund's transfer agent.
(f)       Beginning at least fifteen (15) business days prior to the Valuation Date, the Target Fund will provide IPCM and the Acquiring Fund with a daily schedule of the Assets then held by the Target Fund. At least ten (10) business days prior to the Valuation Date, IPCM, on behalf of the Acquiring Fund, will advise Security Investors, GFIA, GPIM and the Target Fund of any investments of the Target Fund shown on the Target Fund's schedule of Assets that the Acquiring Fund would not be permitted to hold (i) under its investment restrictions; (ii) under applicable law; or (iii) because the transfer of such investments would result in material operational or administrative difficulties (including relating to valuation matters) to the Acquiring Fund in connection with facilitating the orderly transition of the Target Fund's Assets to the Acquiring Fund.  Under such circumstances, to the extent practicable, the Target Fund will, if requested by the Acquiring Fund and, to the extent permissible and consistent with its own investment objectives and policies and the fiduciary duties of the investment adviser responsible for the portfolio management of the Target Fund, dispose of such investments prior to the Valuation Date.  Notwithstanding the foregoing, nothing herein will permit or require the Target Fund to dispose of any Assets, if, in the reasonable judgment of the Target Entity's board of trustees or the Target Fund's investment adviser, such disposition would adversely affect the tax-free nature of the Reorganization for U.S. federal income tax purposes, or would adversely affect the Target Fund's status as a "regulated investment company" under the Code or would otherwise not be in the best interests of the Target Fund.
(g)       Any transfer taxes payable upon issuance of the Acquiring Fund's shares in a name other than the registered holder of the Target Fund's shares on the books and records of the Target Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom the Acquiring Fund's shares are to be issued and transferred.
(h)       Immediately after the Closing Time, the share transfer books relating to the Target Fund shall be closed and no transfer of shares shall thereafter be made on such books.
2.       VALUATION
2.1.       With respect to each Reorganization:
(a)       The value of the Target Fund's Assets shall be the value of such Assets computed as of immediately after the close of regular trading on the New York Stock Exchange ("NYSE"), which shall reflect the declaration of any dividends, on the Closing Date (the "Valuation Date"), using the valuation procedures set forth in the then-current prospectus for the Target Fund and the valuation procedures established by the Target Entity's board of trustees.  On the Valuation Date, the Target Fund shall record the value of the Assets, as valued pursuant to this Section 2.1(a), on a valuation report (the "Valuation Report") and deliver a copy of the Valuation Report to the Acquiring Fund by 7:00 p.m. (Eastern time) on the Valuation Date, or as soon as practicable thereafter.
(b)       The net asset value per share of the Acquiring Fund shares issued in connection with the Reorganization shall be the net asset value per share of the Target Fund as of the close of business on the Valuation Date.
(c)       The number of Acquiring Fund shares issued in exchange for the Target Fund's Net Assets shall equal the number of shares of the Target Fund outstanding as of the Valuation Date.  All Acquiring Fund shares delivered to a Target Fund will be delivered at net asset value without the imposition of a sales load, commission, transaction fee or other similar fee.
(d)       All computations of value shall be made by the Target Fund or its designated recordkeeping agent using the valuation procedures described in this Section 2 and shall be subject to review by the Acquiring Fund and/or its recordkeeping agent, and, if requested by either the Target Entity or the Acquiring Entity, by the independent registered public accountant of the requesting party.

3.       CLOSING AND CLOSING DATE
3.1.       Each Reorganization shall close on the date of the closing of the transactions contemplated by that certain Transaction Agreement (the "Transaction Agreement") dated as of September 28, 2017 between Invesco Ltd., a Bermuda corporation, and Guggenheim Capital, LLC, a Delaware limited liability company, or such other date as the parties may agree with respect to any or all Reorganizations (the "Closing Date").  All acts taking place at the closing of a Reorganization ("Closing") shall, subject to the satisfaction or waiver of the conditions in this Agreement, be deemed to take place simultaneously as of the later of 7:01 p.m. Eastern time or the finalization of the applicable Target Fund's net asset value on the Closing Date of that Reorganization, unless otherwise agreed to by the parties (the "Closing Time").  The Closing of each Reorganization shall be held in person, by facsimile, email or such other communication means as the parties may reasonably agree.  The Target Fund shall notify the Acquiring Fund of any portfolio security held by the Target Fund in other than book-entry form at least five (5) business days prior to the Closing Date.
3.2.       With respect to each Reorganization:
(a)       The Target Fund's portfolio securities, investments or other assets that are represented by a certificate or other written instrument shall be transferred and delivered by the Target Fund as of the Closing Time to the Acquiring Fund's custodian for the account of the Acquiring Fund duly endorsed in proper form for transfer and in such condition as to constitute good delivery thereof.  The Target Fund shall direct the Target Fund's custodian (the "Target Custodian") to deliver to the Acquiring Fund's custodian as of the Closing Date by book entry, in accordance with the customary practices of Target Custodian and any securities depository (as defined in Rule 17f-4 under the 1940 Act), in which the Assets are deposited, the Target Fund's portfolio securities and instruments so held. The Target Fund's portfolio securities represented by a certificate or other written instrument shall be presented by the Target Custodian to the Acquiring Fund's custodian.  Such presentation shall be made for examination no later than five (5) business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by the Target Fund as of the Closing Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as specified by the Acquiring Fund's custodian so as to constitute good delivery thereof.  The cash to be transferred by the Target Fund shall be delivered to the Acquiring Fund's custodian by wire transfer of federal funds or other appropriate means on the Closing Date.  If the Target Fund is unable to make such delivery on the Closing Date in the manner contemplated by this Section for the reason that any of such securities or other investments purchased prior to the Closing Date have not yet been delivered to the Target Fund or its broker, then the Acquiring Fund may, in its sole discretion, waive the delivery requirements of this Section with respect to said undelivered securities or other investments if the Target Fund has, by or on the Closing Date, delivered to the Acquiring Fund or its custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by the Acquiring Fund or its custodian, such as brokers' confirmation slips.

(b)       The Target Entity shall direct the Target Custodian for the Target Fund to deliver, at the Closing, a certificate of an authorized officer stating that (i) except as permitted by Section 3.2(a), the Assets have been delivered in proper form to the Acquiring Fund no later than the Closing Time on the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable federal, state and foreign stock transfer stamps, if any, have been paid or provision for payment has been made.  At the Closing, or as soon as practicable thereafter, the Acquiring Entity will cause the custodian for the Acquiring Fund to deliver a certificate of an authorized officer acknowledging that the Acquiring Fund has received the Target Fund portfolio securities, cash and any other Assets as of the final settlement date for such transfers.
(c)       At such time prior to the Closing Date as the parties mutually agree, the Target Fund shall provide instructions and related information to the Acquiring Fund or its transfer agent with respect to the Target Fund Shareholders, including names, addresses, dividend reinvestment elections, if any, and tax withholding status of the Target Fund Shareholders as of the date agreed upon (such information to be updated as of the Closing Date, as necessary).  The Acquiring Fund and its transfer agent shall have no obligation to inquire as to the validity, propriety or correctness of any such instruction, information or documentation, but shall, in each case, assume that such instruction, information or documentation is valid, proper, correct and complete.
(d)       The Target Entity shall direct the transfer agent for a Target Fund (the "Target Transfer Agent") to deliver to the Acquiring Fund at the Closing a certificate of an authorized officer stating that its records, as provided to the Acquiring Fund, contain the names and addresses of the Target Fund Shareholders and the number of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Target Fund a confirmation evidencing the Acquiring Fund shares to be credited on the Closing Date, or provide other evidence satisfactory to the Target Entity that such Acquiring Fund's shares have been credited to the Target Fund Shareholders' accounts on the books of the Acquiring Fund.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.
(e)       In the event that on the Valuation Date or the Closing Date (i) the NYSE or another primary trading market for portfolio securities of the Target Fund (each, an "Exchange") shall be closed to trading or trading thereupon shall be restricted, or (ii) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the board of trustees of the Acquiring Entity or the Target Entity, or the authorized officers of such entities, accurate appraisal of the value of the net assets of the Acquiring Fund or the Target Fund, respectively, is impracticable, the Valuation Date and the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later dates as may be mutually agreed in writing by an authorized officer of each party.

4.       REPRESENTATIONS AND WARRANTIES
4.1.       Each Target Entity, on behalf of itself or, where applicable a Target Fund, represents and warrants to the corresponding Acquiring Entity and Acquiring Fund as follows:
(a)       The Target Entity is a statutory trust organized under the laws of the State of Delaware, validly existing and in good standing and with power under the Target Entity's governing documents (including bylaws), as applicable ("Governing Documents"), to own all of its Assets, to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder.  The Target Fund is a duly established and designated separate series of the Target Entity;
(b)       The Target Entity is a registered investment company classified as a management company of the open-end type, and its registration with the U.S. Securities and Exchange Commission (the "Commission") as an investment company under the 1940 Act, and the registration of the shares of the Target Fund under the Securities Act of 1933, as amended ("1933 Act"), are in full force and effect, and will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Target Fund, threatened.  All issued and outstanding shares of the Target Fund have been offered for sale in conformity in all material respects with applicable federal and state securities laws;
(c)       No consent, approval, authorization, or order of any court or governmental authority or the Financial Industry Regulatory Authority ("FINRA") is required for the consummation by the Target Fund and the Target Entity of the transactions contemplated herein, except such as have been obtained or will be obtained prior to the Closing Date under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), each of which, as required, shall have been obtained on or prior to the Closing Date. No consent of or notice to any other third party or entity is required for the consummation by the Target Fund of the transactions contemplated by this Agreement;
(d)       The prospectus and statement of additional information and current shareholder reports of the Target Fund, and each prospectus and statement of additional information and shareholder reports of the Target Fund used at all times during the three (3) years prior to the date of this Agreement, conform or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;
(e)       The Target Fund is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with, the requirements of, and the rules and regulations under, the 1933 Act, the

1934 Act and the 1940 Act, state securities laws and all other applicable federal and state laws or regulations.  The Target Fund is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with,  its investment objectives, policies, guidelines and restrictions and compliance procedures, and the value of the Net Assets of the Target Fund is, and during such period was, determined using portfolio valuation methods that, in the reasonable judgment of the Target Fund, comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of the Target Fund and there have been no material miscalculations of the net asset value of the Target Fund or the net asset value per share of the Target Fund during the twelve (12) month period preceding the date hereof that have not been remedied or will not be remedied prior to the Closing Date in accordance with industry practice that, individually or in the aggregate, would have a material adverse effect on the Target Fund or its Assets, and all such calculations have been made in accordance with the applicable provisions of the 1940 Act.  All advertising and sales material used by the Target Fund during the twelve (12) months prior to the date of this Agreement complied in all material respects, at the time such material was used, with applicable law and the rules and regulations of the FINRA;
(f)       Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Fund, the Target Fund will as of the Closing Time have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets free of adverse claims, including any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, free of adverse claims and subject to no restrictions on the full transfer thereof, including, without limitation, such restrictions as might arise under the 1933 Act, provided that the Acquiring Fund will, as applicable, acquire assets that are segregated as collateral for the Target Fund's derivative positions, including without limitation as collateral for swap positions and as margin for futures positions, subject to such segregation and liens that apply to such Assets;
(g)       Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Fund, the Target Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Target Entity's Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund or the Target Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Fund or Target Entity is a party or by which it is bound;
(h)       Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Fund, all material contracts or other commitments of the Target Fund (other than this Agreement and certain investment contracts, including swap agreements, options, futures and forward contracts) will terminate or be terminated with respect to the Target Fund without liability to the Target Fund or may otherwise be assigned to the

Acquiring Fund without the payment of any fee (penalty or otherwise) or acceleration of any obligations of the Target Fund on or prior to the Closing Date;
(i)       Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to the Target Fund's knowledge, threatened against the Target Fund that, if adversely determined, would materially and adversely affect the Target Fund's financial condition or the conduct of its business or the Target Fund's ability to consummate the transactions contemplated by this Agreement.  The Target Fund and the Target Entity, without any special investigation or inquiry, know of no facts that might form the basis for the institution of such proceedings and neither the Target Entity nor the Target Fund is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.  Neither the Target Entity nor the Target Fund is in violation of, or has violated, nor, to the knowledge of the Target Entity, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law or regulation. The Target Fund (i) does not have outstanding any option to purchase or other right to acquire shares of the Target Fund issued or granted by or on behalf of the Target Fund to any person; (ii) has not entered into any contract or agreement or amendment of any contract or agreement or terminated any contract or agreement, in each case material to the operation of the Target Fund, except as otherwise contemplated by this Agreement or as disclosed to the Acquiring Fund; (iii) has not incurred any indebtedness, other than in the ordinary course of business consistent with the investment objective and policies of the Target Fund; (iv) has not entered into any amendment of its Governing Documents that has not been disclosed to the Acquiring Fund; (v) does not have outstanding any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business) upon any asset of the Target Fund other than a lien for taxes not yet due and payable; and (vi) has not entered into any agreement or made any commitment to do any of the foregoing except as disclosed to the Acquiring Fund;
(j)       The financial statements of the Target Fund for the Target Fund's most recently completed fiscal year have been audited by the independent registered public accounting firm identified in the Target Fund's prospectus or statement of additional information included in the Target Fund's registration statement on Form N-1A.  Such statements, as well as the unaudited, semi-annual financial statements for the semi-annual period next succeeding the Target Fund's most recently completed fiscal year, if any, were prepared in accordance with GAAP consistently applied, and such statements (copies of which have been furnished or made available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Target Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.  No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of the Target Fund has been disclosed or is required to be disclosed in the Target Fund's reports on Form N-CSR and, to the knowledge of the Target Fund, no such disclosure will be required as of the Closing Date;
(k)       Since the last day of the Target Fund's most recently completed fiscal year, there has not been any material adverse change in the Target Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, except as otherwise disclosed to and accepted by the Acquiring Fund in writing.  For the purposes of this subparagraph, a decline in net asset value due to declines in market values of securities held by the Target Fund, the redemption of the Target Fund's shares by shareholders of the Target Fund or the discharge of the Target Fund's ordinary course liabilities shall not constitute a material adverse change;
(l)       On the Closing Date, all material Tax Returns (as defined below) of the Target Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof.  To the Target Fund's knowledge, no such Tax Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Tax Returns; there are no levies, liens or other encumbrances on the Target Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Target Fund financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.  The Target Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of distributions on and redemptions of its shares of beneficial interest and to withholding in respect of distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder. As used in this Agreement, "Tax" or "Taxes" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, excise tax and withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. "Tax Return" means reports, returns, information returns, dividend reporting forms, elections, agreements, declarations, or other documents or reports of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed or furnished or required to be furnished with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto);
(m)       The Target Fund: (i) is not (and will not be as of the Closing Date) classified as a partnership, and instead is (and will be as of the Closing Date) classified as an association that is subject to tax as a corporation for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (the "Service") or is a "publicly traded partnership" (as defined in Section 7704(b) of the

Code) that is treated as a corporation for federal tax purposes, (ii) has elected to be a regulated investment company under Subchapter M of the Code, and (iii) is a "fund," as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code.  The Target Fund has qualified for treatment as a regulated investment company for each taxable year since inception that has ended prior to the Closing Date and will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending on the Closing Date, and for each such taxable year (or portion thereof), the Target Fund has been eligible to compute its federal income tax under Section 852 of the Code. The Target Fund will satisfy the diversification requirements of Section 851(b)(3) of the Code without regard to the last sentence of Section 851(d)(1) of the Code as of the last taxable year quarter end of the Target Fund closing on or before the Closing Date. The Target Fund has not had at any time since its inception (and will not have as of the Closing Date) any material tax liability under Sections 852 or 4982 of the Code for any period ended on or before the Closing Date. The Target Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Target Fund;
(n)       The Target Fund has not changed its taxable year end within the most recent 48-month period ending on the last day of the month immediately preceding the Closing Date of a Reorganization, and it does not intend to change its taxable year end prior to the Closing Date;
(o)       The Target Fund has not undergone, has not agreed to undergo, nor is required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. The Target Fund (including the Acquiring Fund as its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date;
(p)       The Target Fund has not been notified in writing that any examinations of the Tax Returns of the Target Fund are currently in progress or threatened, and, to the knowledge of the Target Fund, no such examinations are currently in progress or threatened, and no deficiencies have been asserted or assessed against the Target Fund as a result of any audit by the Service or any state, local or foreign taxing authority, and, to the knowledge of the Target Fund, no such deficiency has been proposed or threatened, and there are no levies, liens or other encumbrances related to Taxes existing or known to the Target Fund to be threatened or pending with respect to the Assets of the Target Fund;

(q)       The Target Fund has no actual or potential liability for any Tax obligation of any taxpayer other than itself. The Target Fund is not currently and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns. The Target Fund is not a party to any Tax allocation, sharing, or indemnification agreement;
(r)       All issued and outstanding shares of the Target Fund are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Entity, and are not, and on the Closing Date will not be, subject to preemptive or objecting shareholder rights. In every state where offered or sold, such offers and sales have been in compliance in all material respects with applicable registration and/or notice requirements of the 1933 Act and state and District of Columbia securities laws.  All of the issued and outstanding shares of the Target Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Target Transfer Agent, on behalf of the Target Fund.  The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Target Fund, nor is there outstanding any security convertible into any of the Target Fund's shares;
(s)       The Target Entity, on behalf of the Target Fund, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action, if any, on the part of the trustees of the Target Entity and, subject to the approval of the shareholders of the Target Fund (only with respect to those obligations under this Agreement that are contingent on such shareholder approval) and the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement will constitute a valid and binding obligation of the Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;
(t)       The information relating to the Target Fund furnished by the Target Fund for use in no-action letters, applications for orders, registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory or self-regulatory authority that are necessary in connection with the transactions contemplated hereby is and will be accurate and complete in all material respects and will comply in all material respects with federal securities laws and regulations thereunder and other applicable laws and regulations applicable thereto;
(u)       As of the date of this Agreement or within a certain time thereafter as mutually agreed by the parties, the Target Fund has provided the Acquiring Fund with all information relating to the Target Fund reasonably necessary for the preparation of the N-14 Registration Statement (as defined in Section 5.1(b) hereof), in compliance with the 1933 Act, the 1934 Act and the 1940 Act in connection with the meeting of shareholders of the Target Fund to approve this Agreement and the transactions contemplated hereby.  As of the effective date of the N-14 Registration Statement, the date of the meeting of shareholders of the Target Fund and the Closing Date, such information provided by any Target Fund will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein;
(v)       The books and records of the Target Fund are true and correct in all material respects and contain no material omissions with respect to information required to be maintained under the laws, rules and regulations applicable to the Target Fund;
(w)       The Target Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Target Fund;
(x)       The Target Entity has adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;
(y)       The Target Entity and the Target Fund have maintained any material license, permit, franchise, authorization, certification and approval required by any governmental entity in the conduct of its business (the "Licenses and Permits"). Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Target Entity, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid;
(z)       The Target Entity is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; and
(aa)       The Target Fund has no unamortized or unpaid organizational fees or expenses.
4.2.       Each Acquiring Entity, on behalf of the Acquiring Fund, represents and warrants to the corresponding Target Entity and Target Fund as follows:
(a)       The Acquiring Fund is duly organized as a series of the Acquiring Entity, which, with respect to PowerShares Exchange-Traded Fund Trust and PowerShares Exchange-Traded Fund Trust II, is a voluntary association with transferable shares (commonly known as a business trust) duly formed, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, and, with respect to PowerShares Actively Managed Exchange-Traded Fund Trust and PowerShares Exchange-Traded Self-Indexed Fund Trust, is a statutory trust duly formed, validly existing, and in good standing under the laws of the State of Delaware, each with power under its Governing Documents to own all of its properties and assets and to carry on its business as it is now being, and as it is contemplated to be, conducted and to enter into this Agreement and perform its obligations hereunder;
(b)       The Acquiring Entity is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of shares of the Acquiring Fund under the 1933 Act are in full force and effect, and will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Acquiring Fund, threatened;
(c)       No consent, approval, authorization, or order of any court, governmental authority or FINRA is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been or will be (at or prior to the Closing Date) obtained under the 1933 Act, the 1934 Act, the 1940 Act and state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, each of which, as required, shall have been obtained on or prior to the Closing Date.  No consent of or notice to any other third party or entity is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement;
(d)       The prospectus and statement of additional information of the Acquiring Fund to be used in connection with the Reorganization will conform at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(e)       The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Acquiring Entity's Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund or the Acquiring Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty, or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund or the Acquiring Entity is a party or by which it is bound;
(f)       Except as otherwise disclosed in writing to and accepted by or on behalf of the Target Fund, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to the Acquiring Fund's knowledge, threatened against the Acquiring Fund that, if adversely determined, would materially and adversely affect the Acquiring Fund's financial condition or the conduct of its business or the Acquiring Fund's ability to consummate the transactions contemplated by this Agreement.  The Acquiring Fund and the Acquiring Entity, without any special investigation or inquiry, know of no facts that might form the basis for the institution of such proceedings and neither the Acquiring Entity nor the Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;
(g)       The Acquiring Fund has not yet commenced operations.  The Reorganization will be structured as a "shell reorganization" subject to U.S. federal income tax treatment under Section 368(a)(1)(F) of the Code.  The Acquiring Fund is, and will be at the time of Closing, a new series portfolio of the Acquiring Entity created within the last twelve (12) months, without assets (other than seed capital) or liabilities, formed for the purpose of receiving the Assets and assuming the Liabilities of the Target Fund in connection with the Reorganization and, accordingly, the Acquiring Fund has not prepared books of account and related records or financial statements or issued any shares except those issued in a private placement to IPCM or its affiliate to secure any required initial shareholder approvals;
(h)       On the Closing Date, all material Tax Returns of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof. To the Acquiring Fund's knowledge, no such Tax Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Tax Returns; there are no levies, liens or other encumbrances on the Acquiring Fund or its assets resulting from the non-payment of any Taxes; and no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending;
(i)       The Acquiring Fund: (i) was formed for the purpose of the respective Reorganization, (ii) is not (and will not be as of the Closing Date) classified as a partnership, and instead is (and will be as of the Closing Date) classified as an association that is subject to tax as a corporation for federal tax purposes and either has elected (or will timely elect) the latter classification by filing Form 8832 with the Service or is (or will be as of the Closing Date) a "publicly traded partnership" (as defined in Section 7704(b) of the Code) that is treated as a corporation for federal tax purposes, (iii) has not filed any income tax return, and intends to qualify to be a regulated investment company under Subchapter M of the Code for its taxable year which includes the Closing Date, holds and has held no property other than de minimis assets related to its formation or maintenance of its legal status and has and has had no tax attributes other than attributes related to such de minimis assets, and (iv) is a "fund," as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code.  The Acquiring Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

(j)       The Acquiring Entity, on behalf of the Acquiring Fund, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein.  The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the trustees of the Acquiring Entity, on behalf of the Acquiring Fund, and subject to the approval of shareholders of the Target Fund and the due authorization, execution and delivery of the Agreement by the other parties thereto, this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;
(k)       The shares of the Acquiring Fund to be issued and delivered to the Target Fund, for the account of the Target Fund Shareholders, pursuant to the terms of this Agreement, have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund shares, and, upon receipt of the Target Fund's Assets in accordance with the terms of this Agreement, will be fully paid and non-assessable by the Acquiring Entity (recognizing that under Massachusetts law, shareholders of an Acquiring Fund that is a series of PowerShares Exchange-Traded Fund Trust and/or PowerShares Exchange-Traded Fund Trust II, under certain circumstances, could be held personally liable for the obligations of the Acquiring Fund);
(l)       The Acquiring Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Acquiring Fund;
(m)       The Acquiring Entity and the Acquiring Fund have adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;
(n)       The Acquiring Entity is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;
(o)       The Acquiring Fund has no unamortized or unpaid organizational fees or expenses for which it does not expect to be reimbursed by IPCM or its affiliates; and
(p)       As of the effective date of the N-14 Registration Statement, the date of the meeting of shareholders of the Target Fund and the Closing Date, the information provided by any Acquiring Fund for use in the N-14 Registration Statement, including the documents contained or incorporated therein by reference will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-14 Registration Statement made in reasonable reliance upon and in conformity with information that was furnished by the Target Fund for use therein.

4.3.       With respect to each Reorganization, the Target Entity, on behalf of the Target Fund, and the Acquiring Entity, on behalf of the Acquiring Fund, represents and warrants as follows:
(a)       The fair market value of the Acquiring Fund's shares that each Target Fund shareholder receives will be approximately equal to the fair market value of the Target Fund shares it actually or constructively surrenders in exchange therefor;
(b)       The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the Acquiring Fund and those to which the Assets are subject;
(c)       No expenses incurred by the Target Fund or on its behalf in connection with the Reorganization will be paid or assumed by the Acquiring Fund or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) ("Reorganization Expenses"), and no cash or property other than Acquiring Fund shares will be transferred to the Target Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and
(d)       Immediately following consummation of the Reorganization, other than shares of an Acquiring Fund issued to IPCM or its affiliate representing de minimis assets related to the Acquiring Fund's formation or maintenance of its legal status, (1) the shareholders of the Acquiring Fund will own all the Acquiring Fund shares and will own those shares solely by reason of their ownership of the Target Fund shares immediately before the Reorganization; (2) the Acquiring Fund will hold the same assets and will be subject to the Liabilities that the Target Fund held or was subject to immediately before the Reorganization (for the avoidance of doubt, not including the Excluded Liabilities); and (3) the amount of all distributions (other than regular, normal dividends) Target Fund will make immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.
5.       COVENANTS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY
5.1.       With respect to each Reorganization:
(a)       The Target Fund will (i) operate its business in the ordinary course and substantially in accordance with past practice between the date hereof and the Closing Date, it being understood that, with respect to the Target Fund, such ordinary course of business may include purchases and sales of portfolio securities and other instruments, sales and redemptions of the Target Fund's shares, and the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable, and (ii) use its reasonable best efforts to preserve intact its business organization and material assets and maintain the rights, franchises and business and customer relations necessary to conduct the business operations of the Target Fund in the ordinary course in all material respects.  The Acquiring Fund shall take such actions as are customary to the organization of a new series prior to its commencement of operations.  In order to facilitate the transfer of Assets at the Closing Date, IPCM may request in writing that

Security Investors, GFIA and/or GPIM use commercially reasonable efforts, subject to Security Investors' GFIA's and/or GPIM's fiduciary duty, as applicable, to limit or cease portfolio trading on behalf of the Target Fund for a period of up to three (3) days prior to the Valuation Date. Security Investors, GFIA and GPIM agree that they will accommodate such requests to the extent such trading restrictions are consistent with the investment objectives, policies and strategies of the Target Fund and consistent with fulfilling its fiduciary obligations as an investment adviser, provided that Security Investors, GFIA and/or GPIM will not be required to limit or cease portfolio trading that is necessary or, in the reasonable judgment of Security Investors, GFIA and/or GPIM appropriate in connection with a creation or redemption order placed with the Target Fund by an "authorized participant" during this time period. No party shall take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.
(b)       The parties hereto shall cooperate in preparing, and the Acquiring Entity shall file with the Commission, a registration statement on Form N-14 under the 1933 Act, which shall properly register the Acquiring Fund shares to be issued in connection with the Reorganization and include a proxy statement with respect to the votes of the shareholders of the Target Fund to approve the Reorganization (the "N-14 Registration Statement").  If at any time prior to the Closing Date a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made in respect of the N-14 Registration Statement, such party shall notify each other party, and the parties shall cooperate in promptly preparing and filing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item. The Target Fund agrees to mail or otherwise deliver (e.g., by electronic means consistent with applicable regulations governing their use) to its respective shareholders of record entitled to vote at the special meeting of shareholders at which action is to be considered regarding this Agreement, in sufficient time to comply with requirements as to notice thereof, the prospectus/proxy statement contained in the N-14 Registration Statement and other documents as are necessary, which each comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.
(c)       The Target Entity will call a meeting of the shareholders of the Target Fund to be held prior to the Closing Date to consider and act upon this Agreement and to take all other action necessary to seek to obtain the required shareholder approval of the transactions contemplated herein.   In the event that the Target Fund does not achieve a quorum or receives insufficient votes from shareholders to approve the proposal, the meeting may be postponed or adjourned as permitted under the Target Entity's Governing Documents, applicable law and the N-14 Registration Statement in order to permit further solicitation of proxies.

(d)       The Target Fund covenants that the Acquiring Fund's shares to be issued pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.
(e)       The Target Entity will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Target Fund's shares, and will assist the Acquiring Fund and IPCM in obtaining copies of any books and records of the Target Fund from its service providers reasonably requested by the Acquiring Entity or IPCM.
(f)       The Target Entity will provide the Acquiring Fund with (i) within thirty (30) days of the Closing Date, a statement of the respective tax basis and holding period as of the most recent Tax year end of the Target Fund of all investments to be transferred by the Target Fund to the Acquiring Fund, (ii) a copy (which may be in electronic form) of the shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the backup withholding and nonresident alien withholding certifications, and notices or records on file with the Target Fund with respect to each shareholder, for all of the shareholders of record of the Target Fund as of the close of business on the Valuation Date, who are to become holders of the Acquiring Fund as a result of the transfer of Assets (the "Target Fund Shareholder Documentation"), certified by the Target Transfer Agent or its President or Vice-President to the best of their knowledge and belief (for the avoidance of doubt, the Acquiring Fund anticipates receiving Target Fund Shareholder Documentation only with respect to authorized participants who hold shares of the Target Fund and any other direct holders of Target Fund shares), (iii) FASB ASC 740-10 (formerly FIN 48) work papers and supporting statements pertaining to the Target Fund relating to any taxable years of the Target Fund not closed by the applicable Tax statute of limitations (the "ASC 740-10 Workpapers"), and (iv) the Tax books and records of the Target Fund for purposes of preparing any Tax returns required by law to be filed for Tax periods ending after the Closing Date. The information to be provided under (ii) through (iv) of this sub-section shall be provided at or prior to the Closing.
(g)       The Target Fund will prepare and deliver to the Acquiring Fund at least five (5) business days prior to the Closing Date a statement of the assets and the liabilities of the Target Fund as of such date for review and agreement by the parties to determine that the Assets and the Liabilities of the Target Fund are being correctly determined in accordance with the terms of this Agreement. The Target Fund will deliver at the Closing a statement of Assets and Liabilities of the Target Fund as of the Valuation Date, certified by the Treasurer of the Target Entity.
(h)       Subject to the provisions of this Agreement, the Acquiring Fund and the Target Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(i)       As soon as is reasonably practicable after the Closing, the Target Fund will make one or more distributions to its shareholders consisting of the shares of the Acquiring Fund received at the Closing (and any cash in lieu of fractional shares), as set forth in Section 1.2(d) hereof.
(j)       The Acquiring Fund and the Target Fund shall each use their reasonable best efforts prior to Closing to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement.
(k)       The Target Fund shall, from time to time, as and when reasonably requested by the Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm the Acquiring Fund's title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.
(l)       The Acquiring Fund shall, from time to time, as and when reasonably requested by the Target Fund, execute and deliver or cause to be executed and delivered all such assumption agreements and other instruments, and will take or cause to be taken such further action, as the Target Fund may reasonably deem necessary or desirable in order for the Acquiring Fund to assume the Target Fund's Liabilities and otherwise to carry out the intent and purpose of this Agreement.
(m)       The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.
(n)       A statement of any capital loss carryovers, for U.S. federal income tax purposes, of the Target Fund, as of the most recent Tax year end of the Target Fund, along with supporting workpapers providing information regarding any limitations on the use of such capital loss carryovers including information on any built-in gains and built-in losses of the Target Fund for purposes of applying applicable limitations on the use of such items under the Code, will be provided by the Target Entity on behalf of the Target Fund to the Acquiring Fund prior to Closing if the Target Fund's most recent Tax year ended on or before December 31, 2017, otherwise, such statement, supporting workpapers and information shall be provided by the Target Entity on behalf of the Target Fund to the Acquiring Fund within sixty (60) days after the Closing Date.
(o)       It is the intention of the parties that each Reorganization will qualify as a reorganization with the meaning of Section 368(a) of the Code.  None of the parties to this Agreement shall take any action or cause any action to be taken (including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of a Reorganization to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(p)       At or prior to the Closing, the Target Fund shall have delivered to the Acquiring Fund copies of: (i) the federal, state and local income Tax returns filed by or on behalf of the Target Fund for the prior three (3) taxable years; (ii) any of the following that have been issued to or for the benefit of the Target Fund and which have continuing relevance: (a) rulings, determinations, holdings or opinions issued by any federal, state, local or foreign Tax authority and (b) legal opinions; and (iii) with respect to any wholly owned subsidiaries of the Target Fund (if any), any organizational documents, including without limitation, the declarations of trust, articles of incorporation and bylaws, together with the board meeting minutes and consent of directors or trustees and shareholders.
(q)       It is the intention of the parties that the Acquiring Fund will assume the ticker symbol of the corresponding Target Fund. The parties agree to take any and all such actions as may be reasonably necessary to facilitate the transfer of each Target Fund's ticker symbol to the corresponding Acquiring Fund.
6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET ENTITY
6.1.       With respect to each Reorganization, the obligations of the Target Entity, on behalf of the Target Fund, to consummate the transactions provided for herein shall be subject to the performance, or to the extent legally permissible, the Target Entity's waiver, of the obligations to be performed by the Acquiring Fund hereunder on or before the Closing Date and, in addition thereto, the following conditions:
(a)       All representations and warranties of the Acquiring Fund and the Acquiring Entity contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;
(b)       The Acquiring Entity shall have delivered to the Target Fund as of the Closing Time a certificate executed in its name by its President or Vice President and Treasurer, in form and substance reasonably satisfactory to Target Fund and dated as of the Closing Date, to the effect that the representations and warranties of or with respect to the Acquiring Fund made in this Agreement are true and correct at and as of the Closing Time, except as they may be affected by the transactions contemplated by this Agreement;
(c)       The Acquiring Entity and the Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Entity and the Acquiring Fund, on or before the Closing Time;
(d)       The Target Fund and the Acquiring Fund shall have agreed on the number of shares of the Acquiring Fund to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.2 hereto;

(e)       As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that the Acquiring Fund is contractually obligated to pay for services provided to the Acquiring Fund from those described in the N-14 Registration Statement;
(f)       The Target Entity shall have received from the Target Transfer Agent a certificate stating that it has received from the Acquiring Entity the number of shares of the Acquiring Fund equal in value to the value of the shares of the Target Fund as of the time and date set forth in Section 3; and
(g)       The Target Entity shall have received on the Closing Date the opinion of Stradley Ronon Stevens & Young, LLP ("Stradley Ronon"), counsel to the Acquiring Entity (which may rely on certificates of officers or trustees of the Acquiring Entity), dated as of the Closing Date, covering the following points:
(i)       PowerShares Exchange-Traded Fund Trust and PowerShares Exchange-Traded Fund Trust II are each a voluntary association with transferable shares (commonly known as a business trust) duly formed, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, and PowerShares Actively Managed Exchange-Traded Fund Trust and PowerShares Exchange-Traded Self-Indexed Fund Trust are each a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware, and each has the trust power to own all of the Acquiring Fund's properties and assets and to carry on its business, including that of the Acquiring Fund, as a registered investment company;
(ii)       The Acquiring Entity is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including the Acquiring Fund, under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;
(iii)       The Agreement has been duly authorized by the Acquiring Entity on behalf of the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Target Entity, the Target Fund, Security Investors, GFIA and GPIM, is a valid and binding obligation of the Acquiring Entity, on behalf of the Acquiring Fund, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors' rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing;
(iv)       The Acquiring Fund shares to be issued to the Target Fund as provided by this Agreement are duly authorized, upon such delivery will be validly issued and upon receipt of the Target Fund's Assets will be fully paid and  non-assessable by the Acquiring Entity (recognizing that under Massachusetts law, shareholders of an Acquiring Fund that is a series of PowerShares Exchange-Traded Fund Trust and/or PowerShares Exchange-Traded Fund Trust II, under certain circumstances, could be held personally liable for the obligations of the Acquiring Fund), and no shareholder of an Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof; and
(v)       The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Entity's Governing Documents or a breach or default under any material contract, agreement, instrument or other document pertaining to, or material to the business or financial condition of, the Acquiring Fund, or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any such agreement.
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY
7.1.       With respect to each Reorganization, the obligations of the Acquiring Entity, on behalf of the Acquiring Fund, to consummate the transactions provided for herein shall be subject to the performance, or to the extent legally permissible, the Acquiring Fund's waiver, of the obligations to be performed by the Target Fund hereunder on or before the Closing Date and, in addition thereto, the following conditions:
(a)       All representations and warranties of the Target Entity and the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;
(b)       The Target Entity, on behalf of the Target Fund, shall have delivered to the Acquiring Entity (i) a statement of the Target Fund's Assets and Liabilities, as of the Valuation Date, certified by the Treasurer of the Target Entity, (ii) the Target Fund Shareholder Documentation, (iii) in electronic form, to the extent permitted by applicable law, all information pertaining to, or necessary or useful in the calculation or demonstration of, the investment performance of the Target Fund, (iv) the ASC 740-10 Workpapers, and (v) a statement of any capital loss carryovers as of the most recent Tax year end of the Target Fund along with supporting workpapers providing information regarding any limitations on the use of such capital loss carryovers including information on any built-in gains and built-in losses of the Target Fund for purposes of applying applicable limitations on the use of such items under the Code if the Target Fund's most recent Tax year ended on or before December 31, 2017, as provided in Section 5(n).  The information to be provided under (iii) of this subsection shall be provided at least thirty (30) days before the Closing Date and the information to be provided under (i), (ii), (iv) and (v) of this subsection shall be provided on the Closing Date;
(c)       The Target Entity shall have delivered to the Acquiring Entity as of the Closing Time a certificate executed in its name by its President or Vice President and Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of or with respect to the Target Fund made in this Agreement are true and correct at and as of the Closing Time;

(d)       The Target Custodian and the Target Transfer Agent shall have delivered the certificates contemplated by Sections 3.2(b), 3.2(d) of this Agreement, respectively, and the Target Transfer Agent or the Target Fund's President or Vice President shall have delivered the certificate contemplated by Section 5.1(f) of this Agreement, each duly executed by an authorized officer of the Target Custodian, the Target Transfer Agent, the Target Fund's President or the Target Fund's Vice President, as applicable;
(e)       The Target Entity and the Target Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Target Entity and the Target Fund, on or before the Closing Time;
(f)       The Target Fund and the Acquiring Fund shall have agreed on the number of shares of the Acquiring Fund set forth on Exhibit A hereto to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.2 hereto;
(g)       Unless the Target Fund has been advised by the Acquiring Fund that the Acquiring Fund will deliver an opinion of counsel that the Reorganization qualifies as a "reorganization" under Section 368(a)(1)(F) of the Code, the Target Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (A) all of Target Fund's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended prior to the Closing Date and all of such investment company taxable income for the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date and (B) all of Target Fund's net capital gain recognized in its taxable year ended prior to the Closing Date and all of any such net capital gain recognized in the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date (in each case after reduction for any capital loss carryover);
(h)       The Target Entity shall have duly executed and delivered to the Acquiring Entity, on behalf of the Target Fund, such bills of sale, assignments, certificates and other instruments of transfer, including transfer instructions to the Target Custodian and instructions to the Acquiring Fund's transfer agent as the Acquiring Entity may reasonably deem necessary or desirable to evidence the transfer to the Acquiring Fund by the Target Fund all of the right, title and interest of the Target Fund in and to the respective Assets of the Target Fund. In each case, the Assets of the Target Fund shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor;
(i)       The Acquiring Entity shall have received at the Closing: (i) a certificate of an authorized signatory of the Target Custodian stating that the Assets of the Target Fund have been delivered to the Acquiring Fund; (ii) a certificate of an authorized signatory from the custodian for the Acquiring Fund stating that the Assets of the Target Fund have been received; (iii) a certificate of an authorized officer of the Target Transfer Agent confirming that the transfer agent has delivered its records containing the names and addresses of the record holders of the Target Fund's shares and the number and percentage (to four decimal places) of ownership of the Target Fund owned by each such holder as of the Valuation Date; and (iv) the Tax books and records of the Target Fund, including but not limited to, for purposes of preparing any Tax Returns required by law to be filed after the Closing Date;
(j)       As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that the Target Fund is contractually obligated to pay for services provided to the Target Fund from those described in the N-14 Registration Statement; and
(k)       The Acquiring Entity shall have received on the Closing Date an opinion of counsel to each Target Entity (which may rely on certificates of officers or trustees of the Target Entity), covering the following points:
(i)       The Target Entity is a statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power under its Governing Documents to own all of Target Fund's properties and assets, and to conduct its business, including that of the Target Fund, as described in its organizational documents or in the most recently filed registration statement of the Target Fund;
(ii)       The Target Entity is a registered investment company classified as a management company of the open-end type with respect to itself and, if applicable, each series of shares it offers, including the Target Fund, under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;
(iii)       The Agreement has been duly authorized by the Target Entity on behalf of Target Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Entity and the Acquiring Fund, is a valid and binding obligation of the Target Entity, on behalf of the Target Fund, enforceable against the Target Entity in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors' rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing; and
(iv)       The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of, as appropriate, the Target Entity's Governing Documents or a breach or default under any material contract, agreement, instrument or other document pertaining to, or material to the business or financial condition of, the Target Fund, or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any such agreement.

8.       FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY
With respect to each Reorganization, if any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Target Fund or the Acquiring Fund, the Acquiring Entity or Target Entity, respectively, shall, at its option, not be required to consummate the transactions contemplated by this Agreement:
8.1.       The Agreement shall have been approved by the requisite vote of the holders of the outstanding shares of the Target Fund in accordance with the provisions of the Target Entity's Governing Documents, applicable law of the State of Delaware, and the 1940 Act, and certified copies of the voting record from the proxy solicitor evidencing such approval shall have been delivered to the Acquiring Fund.  Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the conditions set forth in this Section 8.1;
8.2.       The Agreement and transactions contemplated herein shall have been approved by the board of trustees of the Target Entity and the board of trustees of the Acquiring Entity and each party shall have delivered to the other party a copy of the resolutions approving this Agreement and the transactions contemplated in connection herewith adopted by such party's board of trustees, certified by the secretary or equivalent officer. Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the conditions set forth in this Section 8.2;
8.3.       On the Closing Date, no action, suit or other proceeding shall be pending or, to the Target Entity's or the Acquiring Entity's knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;
8.4.       All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or Target Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not result in a material adverse effect on the Acquiring Fund or the Target Fund, provided that either party hereto may for itself waive any of such conditions;
8.5.       The N-14 Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act;
8.6.       The Target Entity and the Acquiring Entity shall have received on or before the Closing Date an opinion of Stradley Ronon in form and substance reasonably acceptable to the Target Entity and the Acquiring Entity, as to the matters set forth on Schedule 8.6.  In rendering such opinion, Stradley Ronon may request and rely upon representations contained in certificates of officers of the Target Entity, the Acquiring Entity and others, and the officers of the Target Entity and the Acquiring Entity shall use their best efforts to make available such truthful certificates.  Such opinion shall contain such limitations as shall be in the opinion of Stradley

Ronon appropriate to render the opinions expressed therein.  Subject to receipt of the certificates referenced in this Section 8.6 and absent a change of law or change of fact between the date of this Agreement and the Closing, the Acquiring Fund agrees that such opinion shall state that the Reorganization will qualify as a "reorganization" under Section 368(a)(1)(F) of the Code.  Notwithstanding anything herein to the contrary, neither the Acquiring Entity nor the Target Entity may waive the conditions set forth in this paragraph 8.6;
8.7.       All of the transactions contemplated by the Transaction Agreement have been consummated.
9.       BROKERAGE FEES AND EXPENSES
9.1.       The parties hereto represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.
9.2.       IPCM, Security Investors, GFIA and GPIM will bear or arrange for an entity under common ownership thereof to bear all of the expenses of the Target Entity and Acquiring Entity relating to the Reorganizations, whether or not the Reorganizations are consummated. The costs of the Reorganizations shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, terminating any existing agreements or contracts to which the Target Entity is a party (including any penalties payable in connection with such termination), organizing each Acquiring Fund, preparation, printing and distribution of the N-14 Registration Statement for each Reorganization (including the prospectus/proxy statement contained therein), legal fees, accounting fees, and expenses of holding shareholders' meetings.  Notwithstanding the foregoing, Security Investors, GFIA, GPIM, or an entity under common ownership thereof will be solely responsible for any costs associated with terminating existing agreements between each Target Entity and Rydex Fund Services, LLC (now MUFG Investor Services (US), LLC) or its affiliates.
10.       COOPERATION AND EXCHANGE OF INFORMATION
With respect to each Reorganization, prior to the Closing and for a reasonable time thereafter, the Target Entity and the corresponding Acquiring Entity will provide each other and their respective representatives with such cooperation, assistance and information as is reasonably necessary (i) for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, or (ii) for any financial accounting purpose.  Each such party or their respective agents will retain until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of tax positions of the Target Fund and the Acquiring Fund for its taxable period first ending after the Closing of the applicable Reorganization and for all prior taxable periods for which the statute of limitation had not run at the time of the Closing, provided that a Target Entity shall not be required to maintain any such documents that it has delivered to the Acquiring Fund.

11.       INDEMNIFICATION
11.1.       With respect to a Reorganization, the applicable Acquiring Entity, out of the assets of the Acquiring Fund, agrees to indemnify and hold harmless the Target Entity and each of the Target Entity's officers and trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Target Entity or any of its trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Entity, on behalf of the Acquiring Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement.  This indemnification obligation shall survive the termination of this Agreement and the closing of the Reorganization.
11.2.       With respect to a Reorganization, the applicable Target Entity, out of the assets of the Target Fund, agrees to indemnify and hold harmless the applicable Acquiring Entity and its officers and trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Acquiring Entity or any of its trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Target Entity, on behalf of the Target Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement.  This indemnification obligation shall survive the termination of this Agreement and the closing of the Reorganization.
12.       ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES AND COVENANTS
12.1.       Except as described in Section 9.2, each party agrees that no party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.
12.2.       The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.  The covenants to be performed after the Closing shall survive the Closing.
13.       TERMINATION
In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned with respect to one or more (or all) Reorganizations at any time prior to the Closing Date by:  (i) resolution of the either the board of trustees of the Acquiring Entity or the board of trustees of the Target Entity if circumstances should develop that, in the opinion of that board, make proceeding with the Agreement not in the best interests of the shareholders of the Acquiring Fund or the Target Fund, respectively; (ii) mutual agreement of the parties; (iii) either the Acquiring Entity or the Target Entity if the Closing shall not have occurred on or before September 28, 2018; unless such date is extended by mutual agreement of the Acquiring Entity and the Target Entity; or (iv) any party if one or more other parties shall have materially breached its obligations under this Agreement or made a material misrepresentation herein or in connection herewith which would render a condition set forth in this Agreement unable to be satisfied.  In the event of any such termination, this Agreement shall become void and there shall be no liability hereunder on the part of any party or their respective directors/trustees or officers, except for (a) any such material breach or intentional misrepresentation or (b) the parties' respective obligations under Sections 9.2 and 11, as to each of which all remedies at law or in equity of the party adversely affected shall survive. Further, this Agreement shall automatically terminate upon the termination of the Transaction Agreement.
14.       AMENDMENTS
This Agreement may be amended, modified or supplemented in a writing signed by the parties hereto to be bound by such Amendment; provided, however, that following the meeting of the shareholders of the Target Fund called pursuant to Section 5.1(c) of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of shares of the Acquiring Fund to be issued to the shareholders of the Target Fund under this Agreement to the detriment of such shareholders without their further approval.
15.       NOTICES
Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery, personal service or prepaid or certified mail addressed to:
For each Target Entity:
Claymore Exchange-Traded Fund Trust
227 West Monroe Street
Chicago, IL 60606
Fax: (312) 827-0157
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com

With a copy to:

Guggenheim Partners, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

Claymore Exchange-Traded Fund Trust 2
227 West Monroe Street
Chicago, IL 60606
Fax: (312) 827-0157
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com

With a copy to:

Guggenheim Partners, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

Rydex ETF Trust
227 West Monroe Street
Chicago, IL 60606
Fax: (312) 827-0157
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com

With a copy to:

Guggenheim Partners, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

For Security Investors, LLC:
Security Investors, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com

With a copy to:

Guggenheim Partners, LLC
227 West Monroe Street
Chicago, IL 60606
Fax: (312) 827-0157
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

For Guggenheim Funds Investment Advisors, LLC:
227 West Monroe Street, 7th Floor

Chicago, IL 60606
Fax: (312) 827-0157
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com
with a copy to:
Guggenheim Partners, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

For Guggenheim Partners Investment Management, LLC:
Guggenheim Partners Investment Management, LLC
100 Wilshire Blvd., Suite 500
Santa Monica, CA 90401
Fax:  (310) 576-1271
Attn: General Counsel
Email: GILegalSupport@guggenheimpartners.com
with a copy to:
Guggenheim Partners, LLC
330 Madison Avenue, 11th Floor
New York, NY 10017
Fax: (212) 644-8107
Attn: General Counsel
Email: kevin.robinson@guggenheimpartners.com

For each Acquiring Entity
11 Greenway Plaza, Suite 1000
Houston, TX  77046
Fax:  713-993-9185
Attn: General Counsel
with a copy to:
Bruce G. Leto
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square

Philadelphia, PA  19103-7098
 Fax: (215) 564-8120
For Invesco PowerShares Capital Management LLC:
3500 Lacey Road, Suite 700
Downers Grove, Illinois 60515
Fax:  630-684-6292
Attn: Anna Paglia
16.       HEADINGS; GOVERNING LAW; COUNTERPARTS; ASSIGNMENT; LIMITATION OF LIABILITY
16.1.       The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
16.2.       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to its principles of conflicts of laws.
16.3.       This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
16.4.       This agreement may be executed in any number of counterparts, each of which shall be considered an original.
16.5.       The Target Entity is a Delaware statutory trust organized in series of which each Target Fund constitutes one such series. With respect to each Reorganization, the Target Entity is executing this Agreement on behalf of the Target Fund only. Pursuant to the Declaration of Trust of the Target Entity and Section 2804(a) of the Delaware Statutory Trust Act, there is a limitation on liability of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted or otherwise existing with respect to the Target Fund are enforceable against the assets of that Target Fund only, and not against the assets of the Target Entity generally or the assets of any other series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Target Entity generally or with respect to any other series thereof are enforceable against the assets of such Target Fund.
16.6.       It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of their respective directors or trustees, shareholders, nominees, officers, agents, or employees personally, but, except as provided in Sections 9.2, 11.1 and 11.2 hereof, shall bind only the property of the applicable Target Fund or the applicable Acquiring Fund as provided in the Governing Documents of the applicable Target Entity or the applicable

Acquiring Entity, respectively.  The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of such party.
17.       PUBLICITY/CONFIDENTIALITY
17.1.       The parties shall cooperate on determining the manner in which any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein are made, provided that nothing herein shall prevent either party from making such public announcements as may be required by law, in which case the party issuing such statement or communication shall use all reasonable commercial efforts to advise the other party prior to such issuance.
17.2.       The Target Entity, the Acquiring Entity and IPCM (for purposes of this Section 17, the "Protected Persons") will hold, and will cause their board members, officers, employees, representatives, agents and affiliates to hold, in confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other Protected Persons, all confidential information obtained from the other Protected Persons in connection with the transactions contemplated by this Agreement, except such information may be disclosed: (i) to governmental or regulatory bodies, and, where necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available through no act or failure to act of such party; (iv) it if was already known to such party on a non-confidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (vi) if it is otherwise expressly provided for herein.
17.3.       In the event of a termination of this Agreement, the Protected Persons agree that they along with their employees, representative agents and affiliates shall, and shall cause their affiliates to, except with the prior written consent of the other Protected Persons, keep secret and retain in confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to the other Protected Persons and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be approved on behalf of the Acquiring Fund and Target Fund.

PowerShares Exchange-Traded Fund Trust, on behalf of its series identified on Exhibit A hereto		PowerShares Exchange-Traded Fund Trust II, on behalf of its series identified on Exhibit A hereto

By:	/s/ Anna Paglia	By:	/s/ Anna Paglia
	Name: Anna Paglia		Name: Anna Paglia
	Title: Secretary		Title: Secretary

PowerShares Actively Managed Exchange-Traded Fund Trust, on behalf of its series identified on Exhibit A hereto		PowerShares Exchange-Traded Self-Indexed Fund Trust, on behalf of its series identified on Exhibit A hereto

By:	/s/ Anna Paglia	By:	/s/ Anna Paglia
	Name: Anna Paglia		Name: Anna Paglia
	Title: Secretary		Title: Secretary

Rydex ETF Trust, on behalf of its series identified on Exhibit A hereto		Claymore Exchange-Traded Fund Trust, on behalf of its series identified on Exhibit A hereto

By:	/s/ Amy J. Lee	By:	/s/ Amy J. Lee
	Name: Amy J. Lee		Name: Amy J. Lee
	Title: President		Title:VP and Chief Legal Officer

Claymore Exchange-Traded Fund Trust 2, on behalf of its series identified on Exhibit A hereto
By:	/s/ Amy J. Lee
Name: Amy J. Lee
Title: VP and Chief Legal Officer

Invesco PowerShares Capital Management LLC, solely with respect to Sections 1.2(f), 5.1(a), 9.2, 14 and 16.

By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Secretary, Head of Legal - PowerShares

Security Investors, LLC, solely with respect to 1.2(f), 5.1(a), 5.1(e), 9.2, 14 and 16.3		Guggenheim Funds Investment Advisors, LLC, solely with respect to 1.2(f), 5.1(a), 5.1(e), 9.2, 14 and 16.3

By:	/s/ Amy J. Lee	By:	/s/ Amy J. Lee
	Name: Amy J. Lee		Name: Amy J. Lee
	Title: Senior VP and Secretary		Title: Senior VP and Secretary

Guggenheim Partners Investment Management, LLC, solely with respect to 1.2(f), 5.1(a), 5.1(e), 9.2, 14 and 16.3

By:	/s/ Kevin Robinson
Name: Kevin Robinson
Title: Attorney-in-Fact

EXHIBIT A

CHART OF REORGANIZATIONS

Acquiring Fund and Acquiring Entity	Corresponding Target Fund and Target Entity

PowerShares Exchange-Traded Fund Trust
PowerShares S&P 100® Equal Weight Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 100® Equal Weight ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Consumer Discretionary Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Consumer Staples Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Consumer Staples ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Energy Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Energy ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Financials Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Financials ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Health Care Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Health Care ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Industrials Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Industrials ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Materials Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Materials ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Real Estate Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Real Estate ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Technology Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Technology ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Equal Weight Utilities Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Equal Weight Utilities ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Pure Growth Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Pure Growth ETF, a series of Rydex ETF Trust
PowerShares S&P 500® Pure Value Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Pure Value ETF, a series of Rydex ETF Trust

PowerShares S&P 500® Top 50 Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P 500® Top 50 ETF, a series of Rydex ETF Trust
PowerShares S&P MidCap 400® Equal Weight Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P MidCap 400® Equal Weight ETF, a series of Rydex ETF Trust
PowerShares S&P MidCap 400® Pure Growth Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P MidCap 400® Pure Growth ETF, a series of Rydex ETF Trust
PowerShares S&P MidCap 400® Pure Value Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P MidCap 400® Pure Value ETF, a series of Rydex ETF Trust
PowerShares S&P SmallCap 600® Equal Weight Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P SmallCap 600® Equal Weight ETF, a series of Rydex ETF Trust
PowerShares S&P SmallCap 600® Pure Growth Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P SmallCap 600® Pure Growth ETF, a series of Rydex ETF Trust
PowerShares S&P SmallCap 600® Pure Value Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P SmallCap 600® Pure Value ETF, a series of Rydex ETF Trust

PowerShares Dow Jones Industrial Average Dividend Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim Dow Jones Industrial Average Dividend ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Insider Sentiment Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim Insider Sentiment ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Zacks Mid-Cap Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim Mid-Cap Core ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Zacks Multi-Asset Income Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim Multi-Asset Income ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares S&P Spin-Off Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Guggenheim S&P Spin-Off ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Wilshire Micro-Cap Portfolio, a series of PowerShares Exchange-Traded Fund Trust	Wilshire Micro-Cap ETF, a series of Claymore Exchange-Traded Fund Trust

PowerShares Exchange-Traded Fund Trust II
PowerShares MSCI Emerging Markets Equal Country Weight Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim MSCI Emerging Markets Equal Country Weight ETF, a series of Rydex ETF Trust

PowerShares S&P Global Dividend Opportunities Index Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim S&P Global Dividend Opportunities Index ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares China All-Cap Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim China All-Cap ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares China Real Estate Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim China Real Estate ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares Frontier Markets Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim Frontier Markets ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares Zacks International Multi-Asset Income Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim International Multi-Asset Income ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares MSCI Global Timber Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim MSCI Global Timber ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares S&P Global Water Index Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim S&P Global Water Index ETF, a series of Claymore Exchange-Traded Fund Trust 2
PowerShares Shipping Portfolio, a series of PowerShares Exchange-Traded Fund Trust II	Guggenheim Shipping ETF, a series of Claymore Exchange-Traded Fund Trust 2

PowerShares Actively Managed Exchange-Traded Fund Trust
PowerShares Ultra Short Duration Portfolio, a series of PowerShares Actively Managed Exchange-Traded Fund Trust	Guggenheim Ultra Short Duration ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Total Return Bond Portfolio, a series of PowerShares Actively Managed Exchange-Traded Fund Trust	Guggenheim Total Return Bond ETF, a series of Claymore Exchange-Traded Fund Trust 2

PowerShares Exchange-Traded Self-Indexed Fund Trust
PowerShares Multi-Factor Large Cap Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim Multi-Factor Large Cap ETF, a series of Rydex ETF Trust
PowerShares BulletShares 2018 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2018 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2018 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2018 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust

PowerShares BulletShares 2019 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2019 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2019 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2019 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2020 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2020 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2020 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2020 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2021 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2021 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2021 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2021 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2022 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2022 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2022 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2022 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2023 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2023 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2023 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2023 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2024 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2024 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2024 High Yield Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2024 High Yield Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2025 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2025 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares BulletShares 2026 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2026 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust

PowerShares BulletShares 2027 Corporate Bond Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim BulletShares 2027 Corporate Bond ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares Defensive Equity Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim Defensive Equity ETF, a series of Claymore Exchange-Traded Fund Trust
PowerShares U.S. Large Cap Optimized Volatility Portfolio, a series of PowerShares Exchange-Traded Self-Indexed Fund Trust	Guggenheim U.S. Large Cap Optimized Volatility ETF, a series of Claymore Exchange-Traded Fund Trust 2

Schedule 1.2(c)
Excluded Liabilities
[Which may be modified until Closing]

1.	Any payments or liabilities associated with the termination of the following agreements:
a.
Fund Administration Agreement, dated May 14, 2013, between Rydex Fund Services, LLC (now MUFG Investor Services (US), LLC), and Claymore Exchange-Traded Funds Trust and Claymore Exchange-Traded Funds Trust 2, as amended July 20, 2016.

b.	Administration Agreement, dated June 10, 2013, between Rydex Funds Services, LLC (now MUFG Investor Services (US), LLC) and Rydex ETF Trust, as amended July 22, 2016.
2.	Asserted and potential claims stemming from the tax treatment of prearranged trades with authorized participants custom rebalance baskets.

Schedule 8.6
Tax Opinions

With respect to each Reorganization:
(i)       The acquisition by the Acquiring Fund of all of the Assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.
(ii)       No gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to, and assumption of its Liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund shares pursuant to Section 361(a) and Section 357(a) of the Code.
(iii)       No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for the assumption of the Liabilities of the Target Fund and issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code.
(iv)       No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.
(v)       The tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.
(vi)       The holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund pursuant to Section 1223(2) of the Code.
(vii)       No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares pursuant to Section 354(a) of the Code.
(viii)       The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of the Target Fund will be the same as the aggregate tax basis of Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(ix)       The holding period of Acquiring Fund shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(x)       For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Income Tax Regulations, the items of Target Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder.
This opinion does not address the tax consequences of the Reorganization to contracts or securities on which gain or loss is recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.